Exhibit 5

T 206.624.3600 F 206.389.1708	1001 FOURTH AVENUE, SUITE 4500 SEATTLE, WASHINGTON 98154-1192

June 2, 2015

Red Lion Hotels Corporation

201 W. North River Drive, Suite 100

Spokane, Washington 99201

Re: Form S-8 Registration Statement

Ladies and Gentlemen:

We have acted as counsel to Red Lion Hotels Corporation (the “Company”) in connection with the preparation of its Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), which the Company will file with the Securities and Exchange Commission, with respect to an aggregate of 1,400,000 shares of Common Stock of the Company (the “Shares”) to be granted under the Company’s 2015 Stock Incentive Plan, as amended (the “Plan”), or issuable pursuant to awards to be granted under the Plan.

We have examined the Registration Statement and such other documents and records as we have deemed relevant and necessary for the purpose of this opinion.

Based upon and subject to the foregoing, we are of the opinion that the Shares issuable under the Plan will, upon due execution by the Company and the registration by its registrar of the certificates for the Shares and issuance thereof by the Company and receipt by the Company of the consideration therefor in accordance with the terms of the Plan, be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Frank C. Woodruff

Frank C. Woodruff
of
RIDDELL WILLIAMS P.S.